Exhibit 99.1

NEWS RELEASE

RLI Corp.	9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: Aaron Jacoby
(309) 693-5880
Aaron.Jacoby@rlicorp.com
www.rlicorp.com

RLI Declares $3.00 Special Dividend and Two-for-One Stock Split

PEORIA, ILLINOIS, November 14, 2013, RLI Corp. (NYSE:RLI) — RLI Corp. announced today that its board of directors has declared an extraordinary cash dividend of $3.00 per share of common stock, which is expected to total approximately $65 million, and a regular quarterly cash dividend of $0.34 per share, unchanged from the prior quarter. In addition, the board announced a two-for-one stock split.

Both dividends are payable on December 20, 2013, to shareholders of record as of November 29, 2013.  The two-for-one stock split is for shareholders of record as of December 30, 2013, and will be payable on January 15, 2014.  Both the regular and special dividends will be paid on the pre-split shares.

“Today’s special dividend announcement by the RLI Board of Directors acknowledges our strong financial performance,” said RLI Corp. Chairman & CEO Jonathan E. Michael. “In addition to generating significant capital through solid underwriting and investment results, RLI has consistently been able to use capital to grow our business.  This growth is a result of new products we have launched, niche acquisitions and the hard work of our talented underwriters, who continue to find opportunities in a challenging economic environment.”

“Going forward, I am optimistic that we can fulfill our first priority for capital, which is putting it to work to grow our business profitably. RLI has a long history of book value growth and stock price appreciation. In the past, stock splits have been a way to acknowledge that success, and today’s announcement carries forward that tradition.”

Since the beginning of 2009, RLI has returned more than $600 million to shareholders, including today’s announced dividends, in the form of dividends and share repurchases. RLI’s special dividends are not regular in nature and may or may not occur in the future. Any determination to declare a special dividend, as well as the amount of any special dividend, is based on the company’s financial position, earnings, market conditions and other relevant factors at that time, as determined by the board of directors.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving niche or underserved markets. RLI operates in all 50 states from office locations across the country. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company, RLI Indemnity Company and Contractors Bonding and Insurance Company — are rated A+ “Superior” by A.M. Best Company.

For additional information, contact Aaron Jacoby, Vice President, Corporate Development at (309) 693-5880 or at aaron.jacoby@rlicorp.com or visit our website at www.rlicorp.com.

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